A. M. PEISCH & COMPANY, LLP

CERTIFIED PUBLIC ACCOUNTANTS

SINCE 1920

December 16, 2002

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

We were previously the principal accountants for Community Bancorp. and Subsidiaries, and on January 7, 2002, we reported on the consolidated financial statements of Community Bancorp. and Subsidiaries as of and for the two years ended December 31, 2001 and 2000. On December 10, 2002, we were dismissed as principal accountants of Community Bancorp. and Subsidiaries effective upon completion of the audit of the financial statements for the year ended December 31, 2002. We have read Community Bancorp. and Subsidiaries' statements included under Item 4 of its Form 8-K for December 10, 2002, and we agree with such statements.

Very truly yours,

/s/A. M. Peisch and Company, LLP

A. M. Peisch & Company, LLP
Certified Public Accountants
St. Johnsbury, Vermont
VT Reg. No. 92-0000102